Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Investor Relations	Media
Nancy A. Richardson	Kathleen Padula
Microtune, Inc.	Microtune, Inc.
972-673-1850	972-673-1811
investor@microtune.com	kathleen.padula@microtune.com

MICROTUNE ANNOUNCE SECOND QUARTER 2003 RESULTS

Plano, TX, August 14, 2003 – Microtune®, Inc. (TUNE.PK), announced today that it filed its Form 10-Q for the second quarter ended June 30, 2003.

FINANCIAL RESULTS SUMMARY

Financial Results Summary for the Quarter ended June 30, 2003:

•	Revenue for the quarter ended June 30, 2003 was $14.0 million, a decrease of 36.4% as compared to $22.0 million (restated) for the second quarter of 2002 and an increase of 11.1% compared to $12.6 for the first quarter of 2003.

•	Gross Margin was 35.0% as compared to 36% (restated) for the first quarter of 2002 and compared to a gross margin of 17.6% for the first quarter of 2003.

•	Research and Development expense in the second quarter of 2003 was $6.1 million, a decrease of 55.5% as compared to $13.7 million (restated) for the same period in 2002 and a decrease of 21.8% compared to $7.8 million for the first quarter of 2003.

•	Cash balance was $95.0 million on June 30, 2003 as compared to $106.3 million on December 31, 2002.

MANAGEMENT CONFERENCE CALL

James A. Fontaine, CEO and President, and Nancy A. Richardson, Chief Financial Officer and General Counsel, will hold a conference call and webcast to discuss the Q2 results on August 20, 2003 at 4:00 P.M. Central Time/5:00 P.M. Eastern Time.

Interested parties may listen to the conference call via the Internet by accessing Microtune’s website at www.microtune.com or by calling 1.773.756.4619 (passcode: earnings).

A replay will be available through September 03, 2003 by calling 1.402.220.4321. For additional information on this or upcoming Microtune events, please visit the Microtune website at www.microtune.com.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 25 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The web site is www.microtune.com.

MICROTUNE FORWARD LOOKING STATEMENT

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally accompanied by words such as “plan”, “if”, “estimate”, “expect”, “believe”, “could”, “would”, “anticipate”, “may”, or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ include the Company’s ability to successfully prosecute, defend and win the lawsuits and the ability of the Company to recover the actual costs of the litigation, any of which may cause the Company’s financial results to fluctuate. Readers are referred to the reports and documents filed by Microtune with the Securities and Exchange Commission from time to time, including its Form 10-K for the year ended December 31, 2002 and Form 10Q for the quarter ended March 31, 2003.

-END-

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. Copyright© 2003 Microtune, Inc. All rights reserved.

Microtune, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

(unaudited)

Assets	June 30, 2003	December 31, 2002
Current assets:
Cash and cash equivalents	$94,988	$106,278
Accounts receivable, net	2,245	7,625
Inventories	5,832	11,852
Other current assets	4,196	2,008

Total current assets	107,261	127,763

Property and equipment, net	11,476	17,805
Intangible assets, net	8,394	10,599
Other assets and deferred charges	1,303	929

Total assets	$128,434	$157,096

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,935	$8,681
Accrued compensation	1,441	1,434
Accrued expenses	8,466	15,009

Total current liabilities	14,842	25,124

Other noncurrent liabilities	1,308	1,283
Commitments and contingencies

Stockholders’ Equity	112,284	130,689

Total liabilities and stockholders’ equity	$128,434	$157,096

Microtune, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net revenue	$13,976	$22,034	$26,598	$40,298
Cost of revenue	9,086	14,091	19,487	25,280

Gross margin	4,890	7,943	7,111	15,018
Operating expenses:
Research and development:
Stock option compensation	477	2,577	1,682	5,154
Other	5,664	11,162	12,229	20,239

	6,141	13,739	13,911	25,393
Selling, general and administrative:
Stock option compensation	1,133	702	1,546	1,460
Other	7,730	4,970	14,177	10,230

	8,863	5,672	15,723	11,690
Restructuring	(1,303)	—	100	54
Amortization of intangible assets	1,055	2,703	2,136	5,387

Total operating expenses	14,756	22,114	31,870	42,524

Loss from operations	(9,866)	(14,171)	(24,759)	(27,506)
Other income (expense):
Interest income	181	789	593	1,610
Foreign currency gains (losses), net	1,474	(348)	1,324	(696)
Other	137	47	215	(71)

Loss before provision for income taxes	(8,074)	(13,683)	(22,627)	(26,663)
Income tax expense	82	327	245	398

Net loss	$(8,156)	$(14,010)	$(22,872)	$(27,061)

Basic and diluted loss per common share	$(0.16)	$(0.26)	$(0.46)	$(0.51)

Weighted-average shares used in computing basic and diluted loss per common share	50,244	52,953	50,008	52,671